As Filed with the Securities and Exchange Commission on November 4, 2003

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DESWELL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit 516-517, Hong Leong Industrial Complex,
No. 4 Wang Kwong Road, Kowloon Bay,
Kowloon, Hong Kong
(Address of Principal Executive Offices)

2003 Stock Option Plan
(Full title of the plan)

Richard Lau
President and Chief Executive Officer
Deswell Industries, Inc.
Unit 516-517 Hong Leong Industrial Complex
# 4 Wang Kwong Road, Kowloon Bay, Kowloon
Hong Kong
(852) 2796-6993
Fax: (852) 2796-7741
(Name, address and telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per share(1)	price(1)	registration fee

Common Stock	600,000 shares	$21.15	$12,690,000	$1,027

(1)	Calculated in accordance with Rule 457(h)(1), based on the price at which options granted may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing information specified in this Part I are being separately provided to the Registrant’s employees, officers, directors and consultants as specified by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.

(a)	Registrant’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on September 15, 2003;

(b)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above; and

(c)	The second two paragraphs of the section of the Registrant’s Prospectus dated February 14, 2001 as field with the Securities and Exchange Commission under Rule 424(b)(3) of the Securities Act entitled “Description of Common Shares.”

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Pursuant to its Articles of Association and subject to British Virgin Islands law, the Company may indemnify a director or officer out of the assets of the Company against all losses or liabilities which the director or officer may have incurred in or about the execution of the duties of his office or otherwise in relation thereto. No director or officer is liable for any loss, damage or misfortune which may have been incurred by the Company in the execution of the duties of his office, or in relation thereto provided the director or officer acted honestly and in good faith with a view to the best interests of the Company and except for his own willful misconduct or negligence.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Numbers

4.1	2003 Stock Option Plan of Deswell Industries, Inc. (Incorporated by reference from Exhibit A to the Company’s Proxy Statement filed with the Securities and Exchange Commission on Form 6-K on September 15, 2003).
4.2	Form of Stock Option Agreement for 2003 Stock Option Plan of Deswell Industries, Inc.
5.1	Opinion of Harney Westwood & Riegels.
23.1	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).
23.2	Consent of Independent Auditors (BDO International)
23.3	Independent Auditors’ Consent (Deloitte Touche Tohmatsu)

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on this 4th day of November 2003.

DESWELL INDUSTRIES, INC.

By:	/s/ Richard Lau

Richard Lau
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes an appoints Richard Lau, C. P. Li, C. W. Leung, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position with the Company	Date

/s/ Richard Lau Richard Lau	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 4, 2003

/s/ C. P. Li C. P. Li	Executive Director, General Manager and Administration for Plastic Operations, Chief Financial Officer, Secretary and Member of the Board of Directors (Principal Financial Officer)	November 4, 2003

/s/ C. W. Leung C. W. Leung	Executive Director of Engineering for Plastic Operations and Member of the Board of Directors	November 4, 2003

/s/ Hung-Hum Leung Hung-Hum Leung	Member of the Board of Directors	November 4, 2003

/s/ Allen Yau-Nam Cham Allen Yau-Nam Cham	Member of the Board of Directors	November 4, 2003

/s/ Eliza Y. P. Pang Eliza Y.P. Pang	Financial Controller (Principal Accounting Officer)	November 4, 2003